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                                  EXHIBIT 12.1

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

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                                                      3 MONTHS
                                                        ENDED                        TWELVE MONTHS ENDED
                                                      MARCH 31,                          DECEMBER 31,
                                                     -------------------------------------------------------------------------
                                                         2002          2001         2000         1999        1998       1997
                                                         ----          ----         ----         ----        ----       ----
EARNINGS
--------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES                                         $ (85.6)     $ (273.0)      $ 58.8      $ 300.1      $930.4    $ 703.0

Add:

Amortization of previously capitalized interest            2.5           9.8          9.7         11.0        10.7       11.0
Minority interest in net income of
    consolidated subsidiaries with fixed charges          17.6          26.7         45.6         42.9        33.6       45.1
Proportionate share of fixed charges of investees
    accounted for by the equity method                     0.8           3.1          5.7          5.5         4.8        6.5
Proportionate share of net loss of investees
    accounted for by the equity method                     5.0          44.6         28.4          0.3           -        0.1
                                                       -------       -------      -------      -------   ---------    -------
                    Total additions                       25.9          84.2         89.4         59.7        49.1       62.7

Deduct:

Capitalized interest                                       2.3           6.4         12.0         11.8         6.6        6.2
Minority interest in net loss of consolidated
    subsidiaries                                           5.1          19.5          8.3          4.2         2.9        3.6
Undistributed proportionate share of net income
    of investees accounted for by the equity method        0.1           1.1          4.3          2.2           -          -
                                                       -------       -------      -------      -------   ---------    -------
                    Total deductions                       7.5          27.0         24.6         18.2         9.5        9.8


TOTAL EARNINGS                                         $ (67.2)     $ (215.8)     $ 123.6      $ 341.6   $   970.0    $ 755.9
                                                       =======       =======      =======      =======   =========    =======


FIXED CHARGES
-------------

Interest expense                                       $  61.0      $  292.4      $ 282.6      $ 179.4   $   147.8    $ 119.5
Capitalized interest                                       2.3           6.4         12.0         11.8         6.6        6.2
Amortization of debt discount, premium or expense          2.2           7.1          1.5          0.7         1.2        0.1
Interest portion of rental expense                        18.4          73.6         73.5         62.1        57.7       63.0
Proportionate share of fixed charges of investees
    accounted for by the equity method                     0.8           3.1          5.7          5.5         4.8        6.5
                                                       -------       -------      -------      -------   ---------    -------

TOTAL FIXED CHARGES                                    $  84.7      $  382.6      $ 375.3      $ 259.5   $   218.1    $ 195.3
                                                       =======       =======      =======      =======   =========    =======


TOTAL EARNINGS BEFORE FIXED CHARGES                    $  17.5      $  166.8      $ 498.9      $ 601.1   $ 1,188.1    $ 951.2
                                                       =======       =======      =======      =======   =========    =======



RATIO OF EARNINGS TO FIXED CHARGES                       *             **            1.33         2.32        5.45       4.87
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*EARNINGS FOR THE THREE MONTHS ENDED MARCH 31, 2002 WERE INADEQUATE TO COVER
FIXED CHARGES. THE COVERAGE DEFICIENCY WAS $67.2 MILLION.

**EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2001 WERE INADEQUATE TO COVER FIXED CHARGES. THE COVERAGE DEFICIENCY WAS $215.8 MILLION.